Exhibit 99.1

Hecla Reports Fourth Quarter and Full Year 2018 Results

Record gold production; Record reserves for gold, silver, and lead

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--February 21, 2019--Hecla Mining Company (NYSE:HL) today announced fourth quarter and full year 2018 financial and operating results.

YEAR-END HIGHLIGHTS

  Silver production of 10.4 million ounces and record gold production of 262,103 ounces.
  Silver equivalent production of 43.6 million ounces or gold equivalent of 540,174 ounces.7
  Cost of sales and other direct production costs and depreciation, depletion and amortization ("cost of sales") of $488.0 million.
  Total cash cost, after by-product credits and all-in sustaining cost ("AISC"), after by-product credits, per silver ounce of $1.08 and $11.44, respectively.1,2
  Record reserves for gold, silver and lead; increases over 2017 of 26%, 8% and 5%, respectively.
  Completed the acquisition of Klondex in July 2018.
  Improved safety with All Injury Frequency Rate 28% lower.

"Greens Creek and Casa Berardi are the economic engines of Hecla, and the continued increase in reserves and resources, extended mine life and positive changes to the mine plans are surfacing additional value at these operations,” said Phillips S. Baker, Jr., President and CEO. “This allows investment in our three other mines, which all have the potential to be long-lived with strong economics like Greens Creek and Casa Berardi. The turnaround of the Nevada operations continues with an increasing development rate at Fire Creek that should allow the mine to have operating consistency as we increase production. This is the same approach we took when we first acquired Greens Creek and Casa Berardi. Substantial exploration is planned for both Fire Creek and Hollister this year as we work to convert resources to reserves and discover additional resources. With the Hatter Graben decline about 15% complete, we expect to start drilling between the current Hollister mine area and the Hatter Graben soon."

"At San Sebastian we continue to discover and mine oxide mineralization while we take a bulk sample to determine the potential economics of the sulfide ore," Mr. Baker continued.

[1,2]	Non-GAAP measures. See pages 10 and 11 for more information.
[7]	See page 11 for details of equivalent production.

SILVER AND GOLD RESERVE SUMMARY

Proven and probable silver reserves are 191 million ounces, an increase of 8% over December 31, 2017 levels. Proven and probable gold reserves are 2.9 million ounces, an increase of 26% over December 31, 2017 levels. Proven and probable zinc and lead reserves of 932,000 tons and 774,000 tons are increases of 11% and 5%, respectively, over December 31, 2017 levels. The reserves for gold, silver and lead are the highest in Company history. The price assumptions used for 2018 reserves of $14.50 for silver, $1,200 for gold, $1.15 for zinc and $0.90 for lead are unchanged from last year, with the exception of zinc, which was $1.05 in 2017. The silver price assumption is among the lowest in the industry.

Please refer to the reserves and resources tables at the end of this press release, or to the press release entitled "Hecla Reports Record Gold, Silver and Lead Reserves" issued on February 14, 2019, for the breakdown between proven and probable reserve and resource levels, as well as a detailed summary of the Company's exploration programs.

Revised NI 43-101 Technical Reports for Greens Creek and Casa Berardi are expected by April. At Greens Creek, the optimized mine plan accelerates access to higher-grade ore, enabling the expected highest margin reserves to be extracted in the earlier years of the mine plan. In addition, the increase in reserves is expected to extend the mine life, excluding resources, by about three years to 2030.

FINANCIAL OVERVIEW

	Fourth Quarter Ended		Twelve Months Ended
HIGHLIGHTS	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
FINANCIAL DATA
Sales (000)	$136,520	$160,113	$567,137	$577,775
Gross profit (loss) (000)	$(1,265)	$46,310	$79,099	$152,449
Loss applicable to common stockholders (000)	$(23,831)	$(29,105)	$(27,115)	$(29,072)
Basic and diluted loss per common share	$(0.05)	$(0.07)	$(0.06)	$(0.07)
Cash provided by operating activities (000)	$19,011	$41,763	$94,221	$115,878

Net loss applicable to common stockholders for the fourth quarter and full year of 2018 was $23.8 million and $27.1 million, or $0.05 and $0.06 per basic share, respectively, compared to net losses applicable to common stockholders of $29.1 million, or $0.07 per basic share, for both periods of the prior year. Among items impacting the results for the 2018 periods compared to 2017 were the following:

  Sales for the fourth quarter and full year were 15% and 2% lower, respectively, than the same periods in 2017. The decreases are mainly due to lower silver production due to lower grades and production at San Sebastian as well as lower average silver prices, partially offset by higher gold production due to higher throughout at Casa Berardi and the addition of the Nevada operations.
  A slight loss was recorded on base metal derivative contracts for the fourth quarter 2018, while gains on base metal derivative contracts of $40.3 million were recorded for the full year 2018, compared to losses of $4.7 million and $21.3 million, respectively, in the prior year periods, mainly the result of lower lead prices. During the third quarter of 2018, the Company settled in-the-money contracts prior to their maturity date, for cash proceeds of approximately $32.8 million.
  Foreign exchange gains of $7.5 million and $10.3 million were recognized in the fourth quarter and full year of 2018, respectively, compared to a $0.6 million gain and a loss of $9.7 million, respectively, in the prior year periods. The variances were primarily due to weakening of the Canadian dollar relative to the U.S. dollar.
  Interest expense, net of amount capitalized, was $10.9 million in the fourth quarter and $40.9 million for the full year of 2018 compared to $9.6 million and $38.0 million, respectively, in the prior year periods.
  Exploration and pre-development expense was $9.4 million for the fourth quarter and $40.6 million for the full year of 2018, compared to $7.3 million and $29.0 million, respectively, in the prior year periods, primarily due to increased exploration activity in Nevada and Quebec.
  Research and development expense was $0.4 million for the fourth quarter and $5.4 million for the full year of 2018, compared to $1.2 million and $3.3 million, respectively, for the prior year periods, and is related to the evaluation and development of new technologies, such as the Remote Vein Miner (RVM) project at the Lucky Friday.
  Suspension costs for the fourth quarter of $2.4 million and $20.7 million for the full year of 2018, including $1.3 million and $5.0 million, respectively, in non-cash depreciation expense. This is compared to suspension costs of $6.9 million and $21.3 million, respectively, for the prior year periods.
  Income tax benefit for the fourth quarter and full year of 2018 of $5.2 million and $6.7 million, respectively, compared to provisions of $38.5 million and $21.0 million, respectively, in the prior year periods. The tax provisions in 2017 resulted primarily from the changes in the U.S. Tax Cuts and Jobs Act and the resulting revaluation of the deferred tax asset, as well as current income and mining taxes in Mexico.

Cash provided by operating activities for the fourth quarter and full year of 2018 of $19.0 million and $94.2 million, respectively, was $22.8 million and $21.7 million lower, respectively, as compared to the prior year periods. The decrease in 2018 was mainly the result of lower production and higher exploration spending, as well as acquisition costs, partly offset by cash proceeds from settlement of base metals derivative contracts prior to their maturity date.

Adjusted EBITDA was $28.1 million for the fourth quarter of 2018, compared to $71.1 million for the same period of 2017, and $211.9 million for the full year of 2018, compared to $231.9 million in 2017.3 The decreases were due to lower production and higher exploration spending.

Capital expenditures at the operations totaled $53.2 million for the fourth quarter of 2018, including $17.6 million at Nevada operations, $13.6 million at Casa Berardi, $12.2 million at Greens Creek, $7.3 million at Lucky Friday, and $2.5 million at San Sebastian. Capital expenditures for the year 2018 totaled $140.6 million at the operations, compared to $103.4 million in 2017.

Metals Prices

Average realized silver prices in the fourth quarter and full year 2018 were $14.58 and $15.63 per ounce, respectively, compared to $16.87 and $17.23, respectively, for the prior year periods. Realized prices for gold for the fourth quarter and full year 2018 were $1,237 and $1,265 per ounce, respectively, 3% lower compared to the fourth quarter 2017, while the price for the year ended slightly higher. Average realized prices for lead and zinc for the fourth quarter of 2018 were 23% and 21% lower, respectively, compared to the prior year period. The average realized prices for lead and zinc for the full year of 2018 were 2% and 4% lower, respectively, compared to 2017.

OPERATIONS OVERVIEW

Overview

The following table provides the production summary on a consolidated basis for the fourth quarter and twelve months ended December 31, 2018 and 2017:

		Fourth Quarter Ended		Twelve Months Ended
		December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
PRODUCTION SUMMARY
Silver -	Ounces produced	2,715,385	2,984,786	10,369,503	12,484,844
	Payable ounces sold	2,260,690	3,210,306	9,254,385	11,308,958
Gold -	Ounces produced	70,987	60,964	262,103	232,684
	Payable ounces sold	64,478	58,008	247,528	219,929
Lead -	Tons produced	4,704	4,307	20,091	22,733
	Payable tons sold	3,615	4,348	16,214	17,960
Zinc -	Tons produced	13,711	12,107	56,023	55,107
	Payable tons sold	9,201	10,066	39,273	39,335

[3]	Non-GAAP measures. See page 11 for more information.

The following table provides a summary of the final production, cost of sales, cash cost, after by-product credits, per silver or gold ounce, and AISC, after by-product credits, per silver and gold ounce, for the fourth quarter and twelve months ended December 31, 2018:

Fourth Quarter	Total		Greens Creek		Lucky Friday	San Sebastian		Casa Berardi		Nevada Operations
2018	Silver	Gold	Silver	Gold	Silver	Silver	Gold	Gold	Silver	Gold	Silver
Production (ounces)	2,715,385	70,987	2,163,563	13,097	13,026	443,302	2,928	35,864	7,338	19,098	88,156
Increase/(decrease) over 2017	(9)%	16%	1%	13%	(81)%	(42)%	(51)%	(17)%	(26)%	N/A	N/A
Cost of sales & other direct production costs and depreciation, depletion and amortization (000)	$62,846	$74,938	$48,302	N/A	$3,906	$10,638	N/A	$47,253	N/A	$27,686	N/A
Increase/(decrease) over 2017	(7)%	62%	(22)%	N/A	591%	100%	N/A	2%	N/A	N/A	N/A
Cash costs, after by-prod credits, per silver or gold ounce [1,4]	$4.01	$1,048	$1.79	N/A	N/A	$14.78	N/A	$940	N/A	$1,251	N/A
Increase/(decrease) over 2017	$4.56	$329	$1.13	N/A	N/A	$18.58	N/A	$221	N/A	N/A	N/A
AISC, after by-prod credits, per silver or gold ounce [2]	$13.53	$1,582	$7.92	N/A	N/A	$19.51	N/A	$1,348	N/A	$2,020	N/A
Increase/(decrease) over 2017	$6.30	$543	$1.69	N/A	N/A	$20.15	N/A	$309	N/A	N/A	N/A

Twelve Months Ended	Total		Greens Creek		Lucky Friday	San Sebastian		Casa Berardi		Nevada Operations
Dec 31, 2018	Silver	Gold	Silver	Gold	Silver	Silver	Gold	Gold	Silver	Gold	Silver
Production (ounces)	10,369,503	262,103	7,953,003	51,493	169,041	2,037,072	14,979	162,744	38,086	32,887	172,301
Increase/(decrease) over 2017	(17)%	13%	(5)%	1%	(80)%	(37)%	(41)%	4%	4%	N/A	N/A
Cost of sales & other direct production costs and depreciation, depletion and amortization (000)	$241,631	$246,407	$190,066	N/A	$9,750	$41,815	N/A	$199,402	N/A	$47,005	N/A
Increase/(decrease) over 2017	0.4%	33%	(6)%	N/A	(35)%	76%	N/A	8%	N/A	N/A	N/A
Cash costs, after by-prod credits, per silver or gold ounce [1,4]	$1.08	$871	$(1.13)	N/A	N/A	$9.69	N/A	$800	N/A	$1,221	N/A
Increase/(decrease) over 2017	$1.08	$51	$(1.84)	N/A	N/A	$13.05	N/A	$(19)	N/A	N/A	N/A
AISC, after by-prod credits, per silver or gold ounce [2]	$11.44	$1,226	$5.58	N/A	N/A	$14.68	N/A	$1,080	N/A	$1,950	N/A
Increase/(decrease) over 2017	$3.58	$52	$(0.18)	N/A	N/A	$14.94	N/A	$(94)	N/A	N/A	N/A

Greens Creek Mine - Alaska

For the fourth quarter, silver production was 2,163,563 ounces and gold production was 13,097 ounces, increases of 1% and 13%, respectively, compared to the prior year periods. Full year 2018 silver production was 7,953,003 ounces, a decrease of 5% compared to the prior year period, and 2018 gold production was 51,493 ounces, an increase of 1%. The decrease in silver production resulted from lower grades, and gold production was modestly higher due to higher throughput. The mill operated at an average of 2,310 tons per day (tpd) in the fourth quarter and 2,316 tpd for the full year. The annual throughput was a record.

The cost of sales for the fourth quarter and full year 2018 was $48.3 million and $190.1 million, respectively, a decrease of 22% and 6%, respectively, over the prior year periods. The cash cost, after by-product credits, per silver ounce, for the quarter and full year was $1.79 and $(1.13), respectively, an increase from $0.66 for the fourth quarter 2017, and a decrease from $0.71 for the full year 2017.1 The AISC, after by-product credits, was $7.92 per silver ounce for the fourth quarter and $5.58 for the full year of 2018, up for the quarter from $6.23 and lower for the year from $5.76.2 The higher per silver ounce cash cost, after by-product credits, for the quarter was primarily due to higher production costs and lower by-product credits. The increase in AISC, after by-product credits, for the quarter resulted from higher capital spending. The decrease in cash cost, after by-product credits, per silver ounce for the full year of 2018 was due to higher by-product credits. The impact of higher by-product credits on AISC, after by-product credits, was partially offset by higher capital spending for the full year of 2018.

For the full year of 2018, Greens Creek generated cash provided by operating activities of approximately $125.1 million and spent $40.8 million on additions to properties, plants and equipment, resulting in free cash flow of $84.3 million.5

Casa Berardi - Quebec

Gold production of 35,864 ounces during the fourth quarter 2018, including 4,849 ounces from the East Mine Crown Pillar (EMCP) pit, was 17% lower than the same period of 2017 due to lower grades. Full year 2018 gold production of 162,744 ounces, including 32,097 ounces from the EMCP pit, was higher than the prior year period by 4% and the highest since acquisition of the operation. The mill operated at an average of 3,515 tpd in the fourth quarter 2018 and 3,769 tpd for the year, which is a record and 218 tpd more than 2017, as well as approximately 1,800 tpd more than at acquisition.

Cost of sales was $47.3 million and $199.4 million for the fourth quarter and full year 2018, respectively, increases of 2% and 8%, respectively, over the prior year periods. The cash cost, after by-product credits, per gold ounce of $940 for the fourth quarter 2018 increased 31% over the prior year period, due to lower gold production.7 For the full year 2018, the cash cost, after by-product credits, per gold ounce, decreased to $800, from $820 for the prior year period, due to higher gold production and expensing of EMCP pit stripping costs during the first half of 2017.1,4 The AISC, after by-product credits, was $1,348 per gold ounce for the fourth quarter and $1,080 for the full year 2018 compared to $1,039 and $1,174 in the same periods of 2017. The increase for the quarter was due to higher capital spending, with the decrease for the full year due to higher gold production and lower capital spending.2

For the full year of 2018, Casa Berardi generated cash provided by operating activities of approximately $82.9 million and spent $39.7 million on additions to properties, plants and equipment, resulting in free cash flow of $43.2 million.5

San Sebastian - Mexico

Silver production was 443,302 ounces for the fourth quarter and 2,037,072 ounces for the full year of 2018 compared to 759,100 and 3,257,738 for the same periods of 2017. Gold production was 2,928 ounces for the fourth quarter and 14,979 ounces for the full year of 2018, compared to 5,955 and 25,177 for the same periods of 2017. The lower metal production was expected due to lower grades as a result of the transition from shallow, high-grade open pits to underground production. The mill operated at an average of 487 tpd in the fourth quarter 2018 and 429 tpd for the year.

The cost of sales was $10.6 million and $41.8 million for the fourth quarter and full year 2018, respectively, compared to $5.3 million and $23.7 million, respectively, for the same periods in 2017. Cash cost, after by-product credits, per silver ounce was $14.78 in the fourth quarter and $9.69 for the full year of 2018, compared to ($3.80) and ($3.36) for the same periods of 2017.1 The AISC, after by-product credits, was $19.51 for the fourth quarter and $14.68 for the full year of 2018 compared to ($0.64) and ($0.26) for the same periods of 2017.2 The increases in cash cost, after by-product credits, per silver ounce and AISC, after by-product credits, per silver ounce, were due to lower silver and gold production and higher mining costs as a result of the transition to underground mining.

A review of sulfide ore is underway, including a bulk sample to test the capabilities of the third-party plant.

Nevada Operations

For the fourth quarter of 2018, 19,098 gold ounces and 88,156 silver ounces were produced. For the period July 20, 2018 to December 31, 2018, 32,887 gold ounces and 172,301 silver ounces were produced. During 2018, the Nevada operations focused on development at Fire Creek and Hollister, limiting production as little development had been undertaken earlier in the year by Klondex. While the development rate at Fire Creek has exceeded the planned advance, the focus remains on finding ways to maintain the development rate in all ground conditions. In addition, the increasing development is providing additional drill platforms to enhance the exploration program, and five drills are operating for stope design, in-fill drilling and exploration. The Company's plan is to increase Fire Creek's throughput from 350 tons per day to 520 tons per day by mid-2019. At Hollister, the development of a decline to the Hatter Graben exploration target is underway with completion of the initial phase expected to be late in 2019.

During the period July 20, 2018 to December 31, 2018, approximately $32.6 million in capital and $9.3 million in exploration expense was invested in Nevada. Of the $32.6 million in capital, $12.4 million related to the completion of the tailings facility at Midas which is expected to provide the waste capacity for four years of full production, while $13.2 million was for development needed to increase Fire Creek throughput, and $1.5 million was for completing the carbon in leach "CIL" circuit at the Midas Mill to increase the recoveries from Hollister ore.

Lucky Friday Mine - Idaho

Silver production was 13,026 ounces in the fourth quarter and 169,041 ounces for the full year 2018, a decrease from 69,578 ounces and 838,658 ounces in the fourth quarter and full year of 2017, respectively, due to the ongoing strike by unionized employees, which began in March 2017. The Company continues to invest in the mine, with limited production and capital improvements being performed by salaried staff.

Construction of the RVM machine continues in Sweden, and is expected to be completed, along with testing of the unit, and sent to the Company in 2020.

EXPLORATION AND PRE-DEVELOPMENT

Exploration

Exploration (including corporate development) expenses were $8.1 million, and $35.7 million for the fourth quarter and full year 2018, respectively. This represents an increase of 37% and 52% over the fourth quarter and full year 2017. These increases were primarily the result of the addition of the Nevada operations and increased exploration at San Sebastian, the Kinskuch project in British Columbia and the Little Baldy project in northern Idaho.

A complete summary of exploration activities can be found in the news release entitled "Hecla Reports Record Reserves For Silver, Gold, and Lead" released on February 14, 2019.

Pre-development

Pre-development spending was $1.3 million in the fourth quarter and $4.9 million for the full year 2018, principally to advance the permitting at Rock Creek and Montanore.

[1,2,4,5]	Non-GAAP measure. See pages 10-11 for more information.

Rock Creek

In August 2018, the Kootenai National Forest issued the Final Record of Decision (ROD) for Phase I (evaluation phase) of the Rock Creek Project, a proposed underground copper and silver mine in northwestern Montana near Noxon in Sanders County. The Company is updating its plan of operation to reflect the ROD, and agency approval is anticipated in early 2019. The project remains the subject of ongoing litigation.

Montanore

In May 2017, the Federal District court judge in Missoula, Montana remanded back to the U.S. Forest Service and U.S. Fish and Wildlife Service their approvals for the Montanore project. The court advised that the agencies could proceed with the approval of the evaluation phase of the project. The U.S. Forest Service determined a focused supplemental Environmental Impact Statement ("EIS") would be prepared on the evaluation phase and published its notice of intent to do so in the Federal Register in December 2017. It is anticipated that the agency will complete its assessment and issue a new ROD in 2019. As a part of this permitting process, the U.S. Fish and Wildlife Service is preparing updated terrestrial and aquatic biological opinions for the project. The project remains the subject of ongoing litigation.

RESEARCH AND DEVELOPMENT

The Research and Development activities of the Company consisted primarily of work being conducted on the RVM, the focus of which is shifting towards fabrication of the unit, with delivery expected in 2020.

BASE METALS AND CURRENCY HEDGING

Base Metals Forward Sales Contracts

There were no forward sales contracts outstanding at December 31, 2018, other than provisional hedges (which address changes in prices between shipment and settlement with customers).

Foreign Currency Forward Purchase Contracts

The following table summarizes the Canadian dollars and Mexican pesos the Company has committed to purchase under foreign exchange forward contracts at December 31, 2018:

	Currency Under Contract (in thousands of CAD/MXN)		Average Exchange Rate
	CAD	MXN	CAD/USD	MXN/USD
2019 settlements	114,800	124,320	1.30	20.28
2020 settlements	68,900	7,100	1.29	20.72
2021 settlements	49,900	—	1.28	—
2022 settlements	21,000	—	1.27	—

2019 ESTIMATES6

2019 Production Outlook

	Silver Production (Moz)	Gold Production (Koz)	Silver Equivalent (Moz)	Gold Equivalent (Koz)
Greens Creek	7.7	50	24.0	305
Lucky Friday	0.2	N/A	0.2	N/A
San Sebastian	2.0	14	3.0	40
Casa Berardi	N/A	150	11.7	150
Nevada Operations	0.1	76	6.1	77
Total	10.0	290	45.0	572

2019 Cost Outlook

	Costs of Sales (million)	Cash cost, after by- product credits, per silver/gold ounce[1,4]	AISC, after by-product credits, per produced silver/gold ounce[2]
Greens Creek	$202	$0	$5.50
Lucky Friday	N/A	N/A	N/A
San Sebastian	$41	$9.00	$12.00
Total Silver	$243	$1.10	$11.00
Casa Berardi	$210	$850	$1,150
Nevada Operations	$90	$900	$1,325
Total Gold	$300	$875	$1,250

2019 Capital and Exploration Outlook

2019E Capital expenditures (excluding capitalized interest)	$150 million
2019E Exploration expenditures (includes Corporate Development)	$25 million
2019E Pre-development expenditures	$2.5 million
2019E Research and Development expenditures	$3.5 million

[1,2,4,6]	Non-GAAP measures. See pages 10-11 for more information.

DIVIDENDS

The Board of Directors declared a quarterly dividend of $0.0025 per share of common stock, payable on or about March 13, 2019, to shareholders of record on March 5, 2019. The Company's realized silver price was $14.58 in the fourth quarter and therefore did not satisfy the criteria for a larger dividend under the Company's dividend policy.

The Board of Directors also declared the regular quarterly dividend of $0.875 per share on the 157,816 outstanding shares of Series B Cumulative Convertible Preferred Stock. This represents a total amount to be paid of approximately $138,000. The cash dividend is payable April 1, 2019, to shareholders of record on March 15, 2019.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held today, Thursday, February 21, at 10:00 a.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-855-760-8158 or for international by dialing 1-720-634-2922. The participant passcode is HECLA. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho and Mexico, and is a growing gold producer with operating mines in Nevada and Quebec, Canada. The Company also has exploration and pre-development properties in seven world-class silver and gold mining districts in the U.S., Canada and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles (GAAP). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The non-GAAP financial measures cited in this release and listed below are reconciled to their most comparable GAAP measure at the end of this release.

(1) Cash cost, after by-product credits, per silver and gold ounce is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization (sometimes referred to as "cost of sales" in this release), can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a primary silver mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare performance with that of other primary silver mining companies. With regard to Casa Berardi and Nevada Operations, management uses cash cost, after by-product credits, per gold ounce to compare its performance with other gold mines. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(2) All in sustaining cost (AISC), after by-product credits, is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the closest GAAP measurement, can be found in the end of the release. AISC, after by-product credits, includes cost of sales and other direct production costs, expenses for reclamation and exploration at the mines sites, corporate exploration related to sustaining operations, and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that all in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts to help (i) in the understanding of the economics of our operations and performance compared to other producers and (ii) in the transparency by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(3) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income, the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income, or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(4) Cash cost, after by-product credits, per gold ounce, is a Non-GAAP measurement only applicable to Casa Berardi and Nevada Operations production. Gold produced from Greens Creek and San Sebastian is treated as a by-product credit against the silver cash cost.

(5) Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less additions to properties, plants and equipment.

Other

(6) Expectations for 2019 include silver, gold, lead and zinc production from Greens Creek, San Sebastian, Casa Berardi and Nevada Operations converted using Au $1,250/oz, Ag $16.00/oz, Zn $1.25/lb, and Pb $1.00/lb. Lucky Friday expectations are currently suspended as there is currently a strike. Numbers may be rounded.

(7) Silver and gold equivalent calculation based on average actual prices for each metal in the year as follows: $15.71 for Ag, $1,269 for Au, $1.02 for Pb, and $1.33 for Zn.

Cautionary Statement Regarding Forward Looking Statements, Including 2019 Outlook

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Such forward-looking statements may include, without limitation: (i) estimates of future costs including cost of sales, cash cost, after by-product credits per ounce of silver/gold and AISC, after by-product credits, per ounce of silver/gold; (ii) estimates for 2019 for silver and gold production and silver equivalent production, cash cost, after by-product credits, AISC, after by-product credits, capital expenditures and exploration and pre-development expenditures (which assumes metal prices of gold at $1,250/oz, Ag $16.00/oz, Zn $1.25/lb, Pb $1.00/lb; USD/CAD assumed to be $0.79, USD/MXN assumed to be $0.06; and (iii) the Company’s mineral reserves and resources. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (a) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (b) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (c) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (d) the exchange rate for the Canadian dollar to the U.S. dollar, being approximately consistent with current levels; (e) certain price assumptions for gold, silver, lead and zinc; (f) prices for key supplies being approximately consistent with current levels; (g) the accuracy of our current mineral reserve and mineral resource estimates; and (h) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements.” Such risks include, but are not limited to gold, silver and other metals price volatility, operating risks, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, community relations, conflict resolution and outcome of projects or oppositions, litigation, political, regulatory, labor and environmental risks, and exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration. For a more detailed discussion of such risks and other factors, see the Company’s 2018 Form 10-K, filed on February 22, 2019, with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Cautionary Statements to Investors on Reserves and Resources

Reporting requirements in the United States for disclosure of mineral properties are governed by the SEC and included in the SEC's Securities Act Industry Guide 7, entitled “Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations” (Guide 7). Although the SEC has recently issued new rules rescinding Guide 7, the new rules are not binding until January 1, 2022, and at this time the Company still reports in accordance with Guide 7. However, the Company is also a “reporting issuer” under Canadian securities laws, which require estimates of mineral resources and reserves to be prepared in accordance with Canadian National Instrument 43-101 (NI 43-101). NI 43-101 requires all disclosure of estimates of potential mineral resources and reserves to be disclosed in accordance with its requirements. Such Canadian information is included herein to satisfy the Company's “public disclosure” obligations under Regulation FD of the SEC and to provide U.S. holders with ready access to information publicly available in Canada.

Reporting requirements in the United States for disclosure of mineral properties under Guide 7 and the requirements in Canada under NI 43-101 standards are substantially different. This document contains a summary of certain estimates of the Company, not only of proven and probable reserves within the meaning of Guide 7, but also of mineral resource and mineral reserve estimates estimated in accordance with the definitional standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101. Under Guide 7, the term "reserve" means that part of a mineral deposit that can be economically and legally extracted or produced at the time of the reserve determination. The term "economically", as used in the definition of reserve, means that profitable extraction or production has been established or analytically demonstrated to be viable and justifiable under reasonable investment and market assumptions. The term "legally", as used in the definition of reserve, does not imply that all permits needed for mining and processing have been obtained or that other legal issues have been completely resolved. However, for a reserve to exist, Hecla must have a justifiable expectation, based on applicable laws and regulations, that issuance of permits or resolution of legal issues necessary for mining and processing at a particular deposit will be accomplished in the ordinary course and in a timeframe consistent with Hecla's current mine plans. The terms “measured resources”, “indicated resources,” and “inferred resources” are Canadian mining terms as defined in accordance with NI 43-101. These terms are not defined under Guide 7 and are not normally permitted to be used in reports and registration statements filed with the SEC in the United States, except where required to be disclosed by foreign law. The term “resource” does not equate to the term “reserve”. Under Guide 7, the material described herein as “indicated resources” and “measured resources” would be characterized as “mineralized material” and is permitted to be disclosed in tonnage and grade only, not ounces. The category of “inferred resources” is not recognized by Guide 7. Investors are cautioned not to assume that any part or all of the mineral deposits in such categories will ever be converted into proven or probable reserves. “Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of such a “resource” will ever be upgraded to a higher category or will ever be economically extracted. Investors are cautioned not to assume that all or any part of a “resource” exists or is economically or legally mineable. Investors are also especially cautioned that the mere fact that such resources may be referred to in ounces of silver and/or gold, rather than in tons of mineralization and grades of silver and/or gold estimated per ton, is not an indication that such material will ever result in mined ore which is processed into commercial silver or gold.

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

Dean McDonald, PhD. P.Geo., Senior Vice President - Exploration of Hecla Mining Company, who serves as a Qualified Person under National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures for the Greens Creek Mine are contained in a technical report prepared for Hecla titled “Technical Report for the Greens Creek Mine, Juneau, Alaska, USA” effective date March 28, 2013, and for the Lucky Friday Mine are contained in a technical report prepared for Hecla titled “Technical Report on the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, for the Casa Berardi Mine are contained in a technical report prepared for Hecla titled "Technical Report on the Mineral Resource and Mineral Reserve Estimate for the Casa Berardi Mine, Northwestern Quebec, Canada" effective date March 31, 2014 (the "Casa Berardi Technical Report"), and for the San Sebastian Mine are contained in a technical report prepared for Hecla titled "Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico" effective date September 8, 2015. Also included in these four technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures for the Fire Creek Mine are contained in a technical report prepared for Klondex Mines, dated March 31, 2018; the Hollister Mine dated May 31, 2017, amended August 9, 2017; and the Midas Mine dated August 31, 2014, amended April 2, 2015. Copies of these technical reports are available under Hecla's and Klondex's profiles on SEDAR at www.sedar.com.

The current Casa Berardi drill program was performed on core sawed in half and included the insertion of blanks and standards of variable grade in every 24 core samples. Standards were generally provided by Analytical Solutions Ltd and prepared in 30-gram bags. Samples were sent to the Swastika Laboratories in Swastika, Ontario, a registered accredited laboratory, where they were dried, crushed, and split for gold analysis. Analysis for gold was completed by fire assay with AA finish. Gold over-limits were analyzed by fire assay with gravimetric finish. Data received from the lab were subject to validation using in-built program triggers to identify outside limit blank or standard assays that require re-analysis. Over 5% of the original pulps and rejects are sent for re-assay to ALS Chemex in Val d’Or for quality control.

Dr. McDonald reviewed and verified information regarding drill sampling, data verification of all digitally-collected data, drill surveys and specific gravity determinations relating to the Casa Berardi mine. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

HECLA MINING COMPANY Condensed Consolidated Statements of (Loss) Income (dollars and shares in thousands, except per share amounts - unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Sales of products	$136,520	$160,113	$567,137	$577,775
Cost of sales and other direct production costs	102,192	80,190	353,994	304,727
Depreciation, depletion and amortization	35,593	33,613	134,044	120,599
Total cost of sales	137,785	113,803	488,038	425,326
Gross (loss) profit	(1,265)	46,310	79,099	152,449

Other operating expenses:
General and administrative	8,693	6,567	36,542	35,611
Exploration	8,086	5,888	35,695	23,510
Pre-development	1,272	1,387	4,887	5,448
Research and development	399	1,151	5,441	3,276
Other operating (income) expense	(171)	923	1,596	2,513
Loss (gain) on disposition of property, plants, equipment and mineral interests	581	(1,118)	(2,793)	(6,042)
Suspension-related costs	2,356	6,916	20,693	21,301
Acquisition costs	389	—	10,045	25
Provision for closed operations and reclamation	1,585	1,657	6,119	6,701
	23,190	23,371	118,225	92,343
(Loss) income from operations	(24,455)	22,939	(39,126)	60,106
Other income (expense):
(Loss) gain on derivative contracts	(18)	(4,702)	40,253	(21,250)
Gain (loss) on disposition of investments	2	1	(34)	(166)
Unrealized loss on investments	(355)	(174)	(2,816)	(247)
Net foreign exchange gain (loss)	7,454	578	10,310	(9,680)
Interest and other (expense) income	(613)	507	(907)	1,692
Interest expense	(10,925)	(9,589)	(40,944)	(38,012)
	(4,455)	(13,379)	5,862	(67,663)
(Loss) income before income taxes	(28,910)	9,560	(33,264)	(7,557)
Income tax benefit (provision)	5,217	(38,527)	6,701	(20,963)
Net loss	(23,693)	(28,967)	(26,563)	(28,520)
Preferred stock dividends	(138)	(138)	(552)	(552)
Loss applicable to common stockholders	$(23,831)	$(29,105)	$(27,115)	$(29,072)
Basic loss per common share after preferred dividends	$(0.05)	$(0.07)	$(0.06)	$(0.07)
Diluted loss per common share after preferred dividends	$(0.05)	$(0.07)	$(0.06)	$(0.07)
Weighted average number of common shares outstanding basic	480,572	399,133	433,419	397,394
Weighted average number of common shares outstanding diluted	480,572	399,133	433,419	397,394

HECLA MINING COMPANY Condensed Consolidated Balance Sheets (dollars and shares in thousands - unaudited)

	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$27,389	$186,107
Investments	—	33,758
Accounts receivable	25,818	32,190
Inventories	87,533	55,466
Other current assets	23,410	13,715
Total current assets	164,150	321,236
Non-current investments	6,583	7,561
Non-current restricted cash and investments	1,025	1,032
Properties, plants, equipment and mineral interests, net	2,520,004	1,999,311
Deferred income tax asset	1,987	1,509
Other non-current assets and deferred charges	10,195	14,509
Total assets	$2,703,944	$2,345,158

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$77,861	$46,549
Accrued payroll and related benefits	30,034	31,259
Accrued taxes	7,727	5,919
Current portion of capital leases	5,264	5,608
Current portion of accrued reclamation and closure costs	3,410	6,679
Accrued interest	5,961	5,745
Other current liabilities	5,937	10,371
Total current liabilities	136,194	112,130
Capital leases	7,871	6,193
Accrued reclamation and closure costs	104,979	79,366
Long-term debt	532,799	502,229
Deferred income tax liability	173,537	124,352
Non-current pension liability	47,711	46,628
Other non-current liabilities	9,890	12,983
Total liabilities	1,012,981	883,881

STOCKHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	121,956	100,926
Capital surplus	1,880,481	1,619,816
Accumulated deficit	(248,308)	(218,089)
Accumulated other comprehensive loss	(42,469)	(23,373)
Treasury stock	(20,736)	(18,042)
Total stockholders’ equity	1,690,963	1,461,277
Total liabilities and stockholders’ equity	$2,703,944	$2,345,158
Common shares outstanding	482,604	399,176

HECLA MINING COMPANY Condensed Consolidated Statements of Cash Flows (dollars in thousands - unaudited)

	December 31, 2018	December 31, 2017
OPERATING ACTIVITIES
Net loss	$(26,563)	$(28,520)
Non-cash elements included in net loss:
Depreciation, depletion and amortization	140,905	126,467
Loss on disposition of investments	—	167
Unrealized loss on investments	2,816	251
Gain on disposition of properties, plants, equipment and mineral interests	(2,793)	(6,042)
Provision for reclamation and closure costs	6,090	4,508
Deferred income taxes	(9,699)	19,392
Stock compensation	6,278	6,323
Acquisition costs	—	—
Amortization of loan origination fees	2,077	1,864
(Gain) loss on derivative contracts	(15,366)	20,741
Foreign exchange (gain) loss	(7,104)	10,208
Adjustment of inventory to market value	8,191	—
Other non-cash charges, net	(32)	51
Change in assets and liabilities:
Accounts receivable	9,843	(2,414)
Inventories	(27,512)	(3,744)
Other current and non-current assets	(1,726)	(11,595)
Accounts payable and accrued liabilities	17,795	(16,434)
Accrued payroll and related benefits	(2,425)	2,092
Accrued taxes	645	(2,234)
Accrued reclamation and closure costs and other non-current liabilities	(7,199)	(5,203)
Cash provided by operating activities	94,221	115,878

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(136,933)	(98,038)
Purchase of other companies, net of cash and restricted cash acquired	(139,326)	—
Proceeds from disposition of properties, plants and equipment	2,411	374
Insurance proceeds received for damaged property	4,377	7,745
Purchases of investments	(31,971)	(56,613)
Maturities of investments	64,895	49,969
Net cash used in investing activities	(236,547)	(96,563)

FINANCING ACTIVITIES
Acquisition of treasury shares	(2,694)	(2,868)
Proceeds from issuance of common stock and warrants, net of related expense	6,744	9,610
Dividends paid to common stockholders	(4,393)	(3,976)
Dividends paid to preferred stockholders	(552)	(552)
Borrowings on debt	102,024	—
Payments on debt	(106,036)	(470)
Debt issuance and loan origination fees paid	(2,638)	(476)
Repayments of capital leases	(7,339)	(6,516)
Net cash used in financing activities	(14,884)	(5,248)
Effect of exchange rates on cash	(1,515)	1,095
Net increase in cash, cash equivalents and restricted cash and cash equivalents	(158,725)	15,162
Cash, cash equivalents and restricted cash and cash equivalents at beginning of year	187,139	171,977
Cash, cash equivalents and restricted cash and cash equivalents at end of year	$28,414	$187,139

HECLA MINING COMPANY Metal Prices

		Fourth Quarter Ended		Twelve Months Ended
		December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
AVERAGE METAL PRICES
Silver -	London PM Fix ($/oz)	$14.55	$16.70	$15.71	$17.05
	Realized price per ounce	$14.58	$16.87	$15.63	$17.23
Gold -	London PM Fix ($/oz)	$1,228	$1,274	$1,269	$1,257
	Realized price per ounce	$1,237	$1,278	$1,265	$1,261
Lead -	LME Cash ($/pound)	$0.89	$1.13	$1.02	$1.05
	Realized price per pound	$0.88	$1.14	$1.04	$1.06
Zinc -	LME Cash ($/pound)	$1.19	$1.47	$1.33	$1.31
	Realized price per pound	$1.15	$1.46	$1.27	$1.32

Production Data

	Fourth Quarter Ended		Twelve Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
GREENS CREEK UNIT
Tons of ore processed	212,522	211,689	845,398	839,589
Mining cost per ton	$77.87	$74.49	$71.37	$70.86
Milling cost per ton	$35.93	$32.38	$33.53	$32.38
Ore grade milled - Silver (oz./ton)	12.81	13.02	12.16	12.88
Ore grade milled - Gold (oz./ton)	0.09	0.09	0.09	0.09
Ore grade milled - Lead (%)	2.67	2.41	2.80	2.72
Ore grade milled - Zinc (%)	7.12	6.53	7.47	7.25
Silver produced (oz.)	2,163,563	2,146,223	7,953,003	8,351,882
Gold produced (oz.)	13,097	11,565	51,493	50,854
Lead produced (tons)	4,608	3,916	18,960	17,996
Zinc produced (tons)	13,677	11,850	55,350	52,547
Total cash cost, after by-product credits, per silver ounce (1)	$1.79	$0.66	$(1.13)	$0.71
AISC, after by-product credits, per silver ounce (1)	$7.92	$6.23	$5.58	$5.76
Capital additions (in thousands)	$12,170	$10,364	$46,864	$35,255
LUCKY FRIDAY UNIT
Tons of ore processed	1,297	6,347	17,309	70,718
Mining cost per ton	$67.91	$47.39	$86.30	$106.75
Milling cost per ton	$22.32	$9.35	$14.86	$21.71
Ore grade milled - Silver (oz./ton)	7.33	11.73	10.78	12.38
Ore grade milled - Lead (%)	6.89	6.90	7.19	7.10
Ore grade milled - Zinc (%)	3.13	5.06	4.20	4.01
Silver produced (oz.)	13,026	69,578	169,041	838,658
Lead produced (tons)	96	391	1,131	4,737
Zinc produced (tons)	34	257	673	2,560
Total cash cost, net of by-product credits, per silver ounce (1)	N/A	$(2.65)	N/A	$5.81
AISC, after by-product credits, per silver ounce (1)	N/A	$15.57	N/A	$12.48
Capital additions (in thousands)	$7,347	$1,268	$14,236	$6,268
SAN SEBASTIAN UNIT
Tons of ore processed	44,817	32,574	156,733	144,197
Mining cost per ton	$131.16	$30.18	$149.77	$36.77
Milling cost per ton	$64.03	$70.53	$65.55	$67.52
Ore grade milled - Silver (oz./ton)	10.85	24.58	14.07	23.91
Ore grade milled - Gold (oz./ton)	0.082	0.193	0.11	0.185
Silver produced (oz.)	443,302	759,100	2,037,072	3,257,738
Gold produced (oz.)	2,928	5,955	14,979	25,177
Total cash cost, net of by-product credits, per silver ounce (1)	$14.78	$(3.80)	$9.69	$(3.36)
AISC, after by-product credits, per silver ounce (1)	$19.51	$(0.64)	$14.68	$(0.26)
Capital additions (in thousands)	$2,527	$3,751	$6,219	$11,231
CASA BERARDI UNIT
Tons of ore processed - underground	187,956	198,846	744,947	805.047
Tons of ore processed - surface pit	135,436	147,432	630,771	491.177
Tons of ore processed - total	323,392	346.278	1,375,718	1,296.224
Surface tons mined - ore and waste	1,773,114	1,225,692	6,902,760	7,652,759
Mining cost per ton - underground	$106.75	$101.87	$105.78	$99.49
Mining cost per ton - combined	$81.92	$54.34	$74.44	$79.49
Mining cost per ton or ore and waste - surface tons mined	$3.10	$3.84	$3.56	$3.00
Milling cost per ton	$15.61	$15.59	$15.84	$16.10
Ore grade milled - Gold (oz./ton) - underground	0.189	0.180	0.203	0.170
Ore grade milled - Gold (oz./ton) - surface pit	0.041	0.096	0.059	0.089
Ore grade milled - Gold (oz./ton) - combined	0.129	0.144	0.136	0.139
Ore grade milled - Silver (oz./ton)	0.03	0.03	0.03	0.03
Gold produced (oz.) - underground	31,015	31,117	130,647	118,739
Gold produced (oz.) - surface pit	4,849	12,327	32,097	37,914
Gold produced (oz.) - total	35,864	43,444	162,744	156,653
Silver produced (oz.) - total	7,338	9,885	38,086	36,566
Total cash cost, net of by-product credits, per gold ounce (1)	$940	$719	$800	$820
AISC, after by-product credits, per gold ounce (1)	$1,348	$1,039	$1,080	$1,174
Capital additions (in thousands)	$13,590	$12,419	$40,710	$50,668
NEVADA OPERATIONS
Tons of ore processed	60,484	N/A	116,383	N/A
Mining cost per ton	$245.15	N/A	$216.80	N/A
Milling cost per ton	$79.09	N/A	$74.91	N/A
Ore grade milled - Gold (oz./ton)	0.365	N/A	0.328	N/A
Silver produced (oz.)	88,156	N/A	172,301	N/A
Gold produced (oz.)	19,098	N/A	32,887	N/A
Total cash cost, net of by-product credits, per silver ounce (1)	$1,251	N/A	$1,221	N/A
AISC, after by-product credits, per silver ounce (1)	$2,020	N/A	$1,950	N/A
Capital additions (in thousands)	$17,589	N/A	$32,587	N/A

(1)	Cash cost, after by-product credits, per ounce and AISC, after by-product credits. per ounce represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) to cash cost, after by-product credits can be found in the cash cost per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. The primary metal produced at Casa Berardi and Nevada Operations is gold, with a by-product credit for the value of silver production.

Non-GAAP Measures
(Unaudited)

Reconciliation of Cost of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP) to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of cost of sales and other direct production costs and depreciation, depletion and amortization to the non-GAAP measures of (i) Cash Cost, Before By-product Credits, (ii) Cash Cost, After By-product Credits, (iii) AISC, Before By-product Credits and (iv) AISC, After By-product Credits for our operations at the Greens Creek, Lucky Friday, San Sebastian, Casa Berardi and Nevada Operations units and for the Company for the three- and twelve-month periods ended December 31, 2018 and 2017, and for estimated amounts for the twelve months ended December 31, 2019.

Cash Cost, After By-product Credits, per Ounce is a measure developed by precious metals companies (including the Silver Institute) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that these non-GAAP measures as we report them are the same as those reported by other mining companies.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that we utilize to measure each mine's operating performance. We have recently started reporting AISC, After By-product Credits, per Ounce which we use as a measure of our mines' net cash flow after costs for exploration, pre-development, reclamation, and sustaining capital. This is similar to the Cash Cost, After By-product Credits, per Ounce non-GAAP measure we report, but also includes on-site exploration, reclamation, and sustaining capital costs. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our mines versus those of our competitors. As a primary silver and gold mining company, we also use these statistics on an aggregate basis. We aggregate the Greens Creek, Lucky Friday and San Sebastian mines to compare our performance with that of other primary silver mining companies and aggregate the Casa Berardi and Nevada Operations units to compare our performance with that of other primary gold mining companies. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each mine also includes on-site exploration, reclamation, and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense, exploration and sustaining capital projects. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies.

In addition to the uses described above, Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective.

The Casa Berardi and Nevada Operations sections below report Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, their primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi and Nevada Operations. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi and Nevada Operations units is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek, Lucky Friday and San Sebastian, our combined silver properties. Similarly, the silver produced at our other three units is not included as a by-product credit when calculating the similar gold metrics for Casa Berardi.

In thousands (except per ounce amounts)	Three Months Ended December 31, 2018
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$48,302	$3,906	$10,638		$62,846
Depreciation, depletion and amortization	(11,631)	(209)	(1,016)		(12,856)
Treatment costs	9,038	78	180		9,296
Change in product inventory	2,092	(148)	527		2,471
Reclamation and other costs	(587)	—	(185)		(772)
Exclusion of Lucky Friday costs	—	(3,627)	—		(3,627)
Cash Cost, Before By-product Credits (1)	47,214	—	10,144		57,358
Reclamation and other costs	849	—	105		954
Exploration	242	—	1,164	608	2,014
Sustaining capital	12,170	—	828	157	13,155
General and administrative				8,693	8,693
AISC, Before By-product Credits (1)	60,475	—	12,241		82,174
By-product credits:
Zinc	(22,788)	—			(22,788)
Gold	(14,079)		(3,595)		(17,674)
Lead	(6,475)	—			(6,475)
Total By-product credits	(43,342)	—	(3,595)		(46,937)
Cash Cost, After By-product Credits	$3,872	$—	$6,549		$10,421
AISC, After By-product Credits	$17,133	$—	$8,646		$35,237
Divided by ounces produced	2,164	—	443		2,607
Cash Cost, Before By-product Credits, per Silver Ounce	$21.83	$—	$22.90		$22.01
By-product credits per ounce	(20.04)	—	(8.12)		(18.00)
Cash Cost, After By-product Credits, per Silver Ounce	$1.79	$—	$14.78		$4.01
AISC, Before By-product Credits, per Silver Ounce	$27.96	$—	$27.63		$31.53
By-product credits per ounce	(20.04)	—	(8.12)		(18.00)
AISC, After By-product Credits, per Silver Ounce	$7.92	$—	$19.51		$13.53

In thousands (except per ounce amounts)	Three Months Ended December 31, 2018
	Casa Berardi	Nevada Operations	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$47,253	$27,686	$74,939
Depreciation, depletion and amortization	(16,423)	(6,314)	(22,737)
Treatment costs	440	48	488
Change in product inventory	2,686	4,711	7,397
Reclamation and other costs	(137)	(954)	(1,091)
Cash Cost, Before By-product Credits (1)	33,819	25,177	58,996
Reclamation and other costs	137	567	704
Exploration	903	4,101	5,004
Sustaining capital	13,591	10,018	23,609
AISC, Before By-product Credits (1)	48,450	39,863	88,313
By-product credits:
Silver	(106)	(1,280)	(1,386)
Total By-product credits	(106)	(1,280)	(1,386)
Cash Cost, After By-product Credits	$33,713	$23,897	$57,610
AISC, After By-product Credits	$48,344	$38,583	$86,927
Divided by gold ounces produced	36	19	55
Cash Cost, Before By-product Credits, per Gold Ounce	$943	$1,318	$1,073
By-product credits per ounce	(3)	(67)	(25)
Cash Cost, After By-product Credits, per Gold Ounce	$940	$1,251	$1,048
AISC, Before By-product Credits, per Gold Ounce	$1,351	$2,087	$1,607
By-product credits per ounce	(3)	(67)	(25)
AISC, After By-product Credits, per Gold Ounce	$1,348	$2,020	$1,582

In thousands (except per ounce amounts)	Three Months Ended December 31, 2018
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$62,846	$74,939	$137,785
Depreciation, depletion and amortization	(12,856)	(22,737)	(35,593)
Treatment costs	9,296	488	9,784
Change in product inventory	2,471	7,397	9,868
Reclamation and other costs	(772)	(1,091)	(1,863)
Exclusion of Lucky Friday costs	(3,627)		(3,627)
Cash Cost, Before By-product Credits (1)	57,358	58,996	116,354
Reclamation and other costs	954	704	1,658
Exploration	2,014	5,004	7,018
Sustaining capital	13,155	23,609	36,764
General and administrative	8,693	—	8,693
AISC, Before By-product Credits (1)	82,174	88,313	170,487
By-product credits:
Zinc	(22,788)	—	(22,788)
Gold	(17,674)	—	(17,674)
Lead	(6,475)	—	(6,475)
Silver		(1,386)	(1,386)
Total By-product credits	(46,937)	(1,386)	(48,323)
Cash Cost, After By-product Credits	$10,421	$57,610	$68,031
AISC, After By-product Credits	$35,237	$86,927	$122,164
Divided by ounces produced	2,607	55
Cash Cost, Before By-product Credits, per Ounce	$22.01	$1,073
By-product credits per ounce	(18.00)	(25)
Cash Cost, After By-product Credits, per Ounce	$4.01	$1,048
AISC, Before By-product Credits, per Ounce	$31.53	$1,607
By-product credits per ounce	(18.00)	(25)
AISC, After By-product Credits, per Ounce	$13.53	$1,582

In thousands (except per ounce amounts)	Three Months Ended December 31, 2017
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver	Casa Berardi (Gold)	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$61,561	$565	$5,323		$67,449	$46,354	$113,803
Depreciation, depletion and amortization	(16,886)	(14)	(657)		(17,557)	(16,056)	(33,613)
Treatment costs	10,153	502	279		10,934	658	11,592
Change in product inventory	(7,645)	42	137		(7,466)	584	(6,882)
Reclamation and other costs	(1,241)	48	(378)		(1,571)	(122)	(1,693)
Cash Cost, Before By-product Credits (1)	45,942	1,143	4,704		51,789	31,418	83,207
Reclamation and other costs	667	—	117		784	122	906
Exploration	926	—	1,895	518	3,339	1,322	4,661
Sustaining capital	10,360	1,268	391	441	12,460	12,419	24,879
General and administrative				6,567	6,567		6,567
AISC, Before By-product Credits (1)	57,895	2,411	7,107		74,939	45,281	120,220
By-product credits:
Zinc	(24,478)	(561)			(25,039)		(25,039)
Gold	(13,019)		(7,593)		(20,612)		(20,612)
Lead	(7,021)	(768)			(7,789)		(7,789)
Silver						(164)	(164)
Total By-product credits	(44,518)	(1,329)	(7,593)		(53,440)	(164)	(53,604)
Cash Cost, After By-product Credits	$1,424	$(186)	$(2,889)		$(1,651)	$31,254	$29,603
AISC, After By-product Credits	$13,377	$1,082	$(486)		$21,499	$45,117	$66,616
Divided by ounces produced	2,146	70	760		2,976	43
Cash Cost, Before By-product Credits, per Ounce	$21.41	$16.34	$6.19		$17.41	$723
By-product credits per ounce	(20.75)	(18.99)	(9.99)		(17.96)	(4)
Cash Cost, After By-product Credits, per Ounce	$0.66	$(2.65)	$(3.80)		$(0.55)	$719
AISC, Before By-product Credits, per Ounce	$26.98	$34.56	$9.35		$25.19	$1,043
By-product credits per ounce	(20.75)	(18.99)	(9.99)		(17.96)	(4)
AISC, After By-product Credits, per Ounce	$6.23	$15.57	$(0.64)		$7.23	$1,039

In thousands (except per ounce amounts)	Twelve Months Ended December 31, 2018
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$190,066	$9,750	$41,815		$241,631
Depreciation, depletion and amortization	(46,511)	(1,012)	(4,602)		(52,125)
Treatment costs	38,174	839	807		39,820
Change in product inventory	3,087	(2,330)	2,385		3,142
Reclamation and other costs	(2,911)	—	(1,559)		(4,470)
Exclusion of Lucky Friday costs	—	(7,247)	—		(7,247)
Cash Cost, Before By-product Credits (1)	181,905	—	38,846		220,751
Reclamation and other costs	3,397		419		3,816
Exploration	3,151		7,792	1,959	12,902
Sustaining capital	46,864		1,947	1,495	50,306
General and administrative				36,542	36,542
AISC, Before By-product Credits (1)	235,317	—	49,004		324,317
By-product credits:
Zinc	(103,096)	—			(103,096)
Gold	(57,316)	—	(19,100)		(76,416)
Lead	(30,512)	—			(30,512)
Total By-product credits	(190,924)	—	(19,100)		(210,024)
Cash Cost, After By-product Credits	$(9,019)	$—	$19,746		$10,727
AISC, After By-product Credits	$44,393	$—	$29,904		$114,293
Divided by silver ounces produced	7,953		2,037		9,990
Cash Cost, Before By-product Credits, per Silver Ounce	$22.88	$—	$19.07		$22.10
By-product credits per ounce	(24.01)	—	(9.38)		(21.02)
Cash Cost, After By-product Credits, per Silver Ounce	$(1.13)	$—	$9.69		$1.08
AISC, Before By-product Credits, per Silver Ounce	$29.59	$—	$24.06		$32.46
By-product credits per ounce	(24.01)	—	(9.38)		(21.02)
AISC, After By-product Credits, per Silver Ounce	$5.58	$—	$14.68		$11.44

In thousands (except per ounce amounts)	Twelve Months Ended December 31, 2018
	Casa Berardi	Nevada Operations	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$199,402	$47,005	$246,407
Depreciation, depletion and amortization	(71,302)	(10,617)	(81,919)
Treatment costs	2,068	90	2,158
Change in product inventory	1,205	7,138	8,343
Reclamation and other costs	(558)	(954)	(1,512)
Cash Cost, Before By-product Credits (1)	130,815	42,662	173,477
Reclamation and other costs	558	567	1,125
Exploration	4,277	6,345	10,622
Sustaining capital	40,711	17,079	57,790
AISC, Before By-product Credits (1)	176,361	66,653	243,014
By-product credits:
Silver	(597)	(2,512)	(3,109)
Total By-product credits	(597)	(2,512)	(3,109)
Cash Cost, After By-product Credits	$130,218	$40,150	$170,368
AISC, After By-product Credits	$175,764	$64,141	$239,905
Divided by gold ounces produced	163	33	196
Cash Cost, Before By-product Credits, per Gold Ounce	$804	$1,297	$887
By-product credits per ounce	(4)	(76)	(16)
Cash Cost, After By-product Credits, per Gold Ounce	$800	$1,221	$871
AISC, Before By-product Credits, per Gold Ounce	$1,084	$2,026	$1,242
By-product credits per ounce	(4)	(76)	(16)
AISC, After By-product Credits, per Gold Ounce	$1,080	$1,950	$1,226

In thousands (except per ounce amounts)	Twelve Months Ended December 31, 2018
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$241,631	$246,407	$488,038
Depreciation, depletion and amortization	(52,125)	(81,919)	(134,044)
Treatment costs	39,820	2,158	41,978
Change in product inventory	3,142	8,343	11,485
Reclamation and other costs	(4,470)	(1,512)	(5,982)
Exclusion of Lucky Friday costs	(7,247)		(7,247)
Cash Cost, Before By-product Credits (1)	220,751	173,477	394,228
Reclamation and other costs	3,816	1,125	4,941
Exploration	12,902	10,622	23,524
Sustaining capital	50,306	57,790	108,096
General and administrative	36,542	—	36,542
AISC, Before By-product Credits (1)	324,317	243,014	567,331
By-product credits:
Zinc	(103,096)		(103,096)
Gold	(76,416)		(76,416)
Lead	(30,512)		(30,512)
Silver		(3,109)	(3,109)
Total By-product credits	(210,024)	(3,109)	(213,133)
Cash Cost, After By-product Credits	$10,727	$170,368	$181,095
AISC, After By-product Credits	$114,293	$239,905	$354,198
Divided by gold ounces produced	9,990	196
Cash Cost, Before By-product Credits, per Gold Ounce	$22.10	$887
By-product credits per ounce	(21.02)	(16)
Cash Cost, After By-product Credits, per Gold Ounce	$1.08	$871
AISC, Before By-product Credits, per Gold Ounce	$32.46	$1,242
By-product credits per ounce	(21.02)	(16)
AISC, After By-product Credits, per Gold Ounce	$11.44	$1,226

In thousands (except per ounce amounts)	Twelve Months Ended December 31, 2017
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver	Casa Berardi (Gold)	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$201,803	$15,107	$23,700		$240,610	$184,716	$425,326
Depreciation, depletion and amortization	(56,328)	(2,447)	(2,693)		(61,468)	(59,131)	(120,599)
Treatment costs	47,774	4,759	1,185		53,718	2,432	56,150
Change in product inventory	(2,247)	1,853	(55)		(449)	1,466	1,017
Reclamation and other costs	(2,716)	(115)	(1,467)		(4,298)	(476)	(4,774)
Cash Cost, Before By-product Credits (1)	188,286	19,157	20,670		228,113	129,007	357,120
Reclamation and other costs	2,666	217	468		3,351	475	3,826
Exploration	4,265	(1)	6,879	1,825	12,968	4,351	17,319
Sustaining capital	35,255	5,377	2,770	2,716	46,118	50,664	96,782
General and administrative				35,611	35,611		35,611
AISC, Before By-product Credits (1)	230,472	24,750	30,787		326,161	184,497	510,658
By-product credits:
Zinc	(96,950)	(4,914)			(101,864)		(101,864)
Gold	(55,694)		(31,625)		(87,319)		(87,319)
Lead	(29,717)	(9,367)			(39,084)		(39,084)
Silver						(614)	(614)
Total By-product credits	(182,361)	(14,281)	(31,625)		(228,267)	(614)	(228,881)
Cash Cost, After By-product Credits	$5,925	$4,876	$(10,955)		$(154)	$128,393	$128,239
AISC, After By-product Credits	$48,111	$10,469	$(838)		$97,894	$183,883	$281,777
Divided by ounces produced	8,352	839	3,258		12,449	157
Cash Cost, Before By-product Credits, per Ounce	$22.54	$22.83	$6.35		$18.33	$824
By-product credits per ounce	(21.83)	(17.02)	(9.71)		(18.34)	(4)
Cash Cost, After By-product Credits, per Ounce	$0.71	$5.81	$(3.36)		$(0.01)	$820
AISC, Before By-product Credits, per Ounce	$27.59	$29.50	$9.45		$26.20	$1,178
By-product credits per ounce	(21.83)	(17.02)	(9.71)		(18.34)	(4)
AISC, After By-product Credits, per Ounce	$5.76	$12.48	$(0.26)		$7.86	$1,174

In thousands (except per ounce amounts)	Estimate for Twelve Months Ended December 31, 2019
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$202,000		$41,000		$243,000
Depreciation, depletion and amortization	(45,000)		(4,000)		(49,000)
Treatment costs	38,000		1,000		39,000
Change in product inventory	(1,000)		—		(1,000)
Reclamation and other costs	(1,000)		(1,000)		(2,000)
Cash Cost, Before By-product Credits (1)	193,000		37,000		230,000
Reclamation and other costs	1,000		1,000		2,000
Exploration	2,000		3,500		5,500
Sustaining capital	42,000		1,500		43,500
General and administrative	—		—	40,000	40,000
AISC, Before By-product Credits (1)	238,000		43,000		321,000
By-product credits:
Zinc	(109,000)				(109,000)
Gold	(55,000)		(19,000)		(74,000)
Lead	(34,000)				(34,000)
Total By-product credits	(198,000)		(19,000)		(217,000)
Cash Cost, After By-product Credits	$(5,000)		$18,000		$13,000
AISC, After By-product Credits	$40,000		$24,000		$104,000
Divided by ounces produced	7,700		2,000		9,700
Cash Cost, Before By-product Credits, per Silver Ounce	$25.06		$18.50		$23.71
By-product credits per ounce	(25.71)		(9.50)		(22.37)
Cash Cost, After By-product Credits, per Silver Ounce	$(0.65)		$9.00		$1.34
AISC, Before By-product Credits, per Silver Ounce	$30.91		$21.50		$33.09
By-product credits per ounce	(25.71)		(9.50)		(22.37)
AISC, After By-product Credits, per Silver Ounce	$5.20		$12.00		$10.72

In thousands (except per ounce amounts)	Estimate for Twelve Months Ended December 31, 2019
	Casa Berardi	Nevada Operations	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$210,000	$90,000	$300,000
Depreciation, depletion and amortization	(80,000)	(15,000)	(95,000)
Treatment costs	—	—	—
Change in product inventory	(2,000)	(1,000)	(3,000)
Reclamation and other costs	1,000	(2,800)	(1,800)
Cash Cost, Before By-product Credits (1)	129,000	71,200	200,200
Reclamation and other costs	1,000	850	1,850
Exploration	4,000	6,000	10,000
Sustaining capital	43,000	25,000	68,000
AISC, Before By-product Credits (1)	177,000	103,050	280,050
By-product credits:		—
Silver	(2,000)	(2,000)	(4,000)
Total By-product credits	(2,000)	(2,000)	(4,000)
Cash Cost, After By-product Credits	$127,000	$69,200	$196,200
AISC, After By-product Credits	$175,000	$101,050	$276,050
Divided by gold ounces produced	150	76	226
Cash Cost, Before By-product Credits, per Gold Ounce	$860	$937	$886
By-product credits per ounce	(13)	(26)	(18)
Cash Cost, After By-product Credits, per Gold Ounce	$847	$911	$868
AISC, Before By-product Credits, per Gold Ounce	$1,180	$1,356	$1,239
By-product credits per ounce	(13)	(26)	(18)
AISC, After By-product Credits, per Gold Ounce	$1,167	$1,330	$1,221

In thousands (except per ounce amounts)	Estimate for Twelve Months Ended December 31, 2019
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$243,000	$300,000	$543,000
Depreciation, depletion and amortization	(49,000)	(95,000)	(144,000)
Treatment costs	39,000	—	39,000
Change in product inventory	(1,000)	(3,000)	(4,000)
Reclamation and other costs	(2,000)	(1,800)	(3,800)
Cash Cost, Before By-product Credits (1)	230,000	200,200	430,200
Reclamation and other costs	2,000	1,850	3,850
Exploration	5,500	10,000	15,500
Sustaining capital	43,500	68,000	111,500
General and administrative	40,000	—	40,000
AISC, Before By-product Credits (1)	321,000	280,050	601,050
By-product credits:
Zinc	(109,000)	—	(109,000)
Gold	(74,000)	—	(74,000)
Lead	(34,000)	—	(34,000)
Silver		(4,000)	(4,000)
Total By-product credits	(217,000)	(4,000)	(221,000)
Cash Cost, After By-product Credits	$13,000	$196,200	$209,200
AISC, After By-product Credits	$104,000	$276,050	$380,050
Divided by ounces produced	9,700	226
Cash Cost, Before By-product Credits, per Ounce	$23.71	$886
By-product credits per ounce	(22.37)	(18)
Cash Cost, After By-product Credits, per Ounce	$1.34	$868
AISC, Before By-product Credits, per Ounce	$33.09	$1,239
By-product credits per ounce	(22.37)	(18)
AISC, After By-product Credits, per Ounce	$10.72	$1,221

(1)	Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, before by-product revenues earned from all metals other than the primary metal produced at each unit. AISC, Before By-product Credits also includes on-site exploration, reclamation, and sustaining capital costs.

(2)	The unionized employees at Lucky Friday have been on strike since March 13, 2017, and production at Lucky Friday has been limited since that time. For 2018 and 2017, costs related to suspension of full production totaling approximately $17.4 million and $17.1 million, respectively, along with $5.2 million and $4.2 million, respectively, in non-cash depreciation expense for that period, have been excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(3)	AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense, exploration and sustaining capital.

Reconciliation of Net (Loss) Income Applicable to Common Shareholders (GAAP) to Adjusted Net (Loss) Income Applicable to Common Shareholders (non-GAAP)

This release refers to a non-GAAP measure of adjusted net (loss) income applicable to common stockholders and adjusted net income (loss) per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net (loss) income per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars in thousands (except per share amounts)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net loss applicable to common stockholders (GAAP)	$(23,831)	$(29,105)	$(27,115)	$(29,072)
Adjusting items:
Loss (gain) on derivatives contracts	18	4,702	(40,253)	21,250
Provisional price loss (gain)	531	(178)	3,803	(742)
Lucky Friday suspension costs	2,356	6,916	20,693	21,301
Environmental accruals	250	—	250	—
Foreign exchange (gain) loss	(7,454)	(578)	(10,310)	9,680
Acquisition costs	389	—	10,045	25
Bond offering costs	—	—	—	887
Loss (gain) on disposition of properties, plants, equipment and mineral interests	581	(1,118)	(2,793)	(6,042)
Change in deferred tax asset valuation allowance	(862)	33,421	(862)	15,935
Adjusted net (loss) income applicable to common stockholders	$(28,022)	$14,060	$(46,542)	$33,222
Weighted average shares - basic	480,572	399,133	433,419	397,394
Weighted average shares - diluted	480,572	399,133	433,419	397,394
Basic adjusted net (loss) income per common share	$(0.06)	$0.04	$(0.11)	$0.08
Diluted adjusted net (loss) income per common share	$(0.06)	$0.04	$(0.11)	$0.08

Reconciliation of Net Loss (GAAP) and Debt (GAAP) to Adjusted EBITDA (non-GAAP) and Net Debt (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance, and net debt to adjusted EBITDA for the last 12 months (or "LTM adjusted EBITDA"), which is a measure of our ability to service our debt. Adjusted EBITDA is calculated as net income (loss) before the following items: interest expense, income tax provision, depreciation, depletion, and amortization expense, exploration expense, pre-development expense, acquisition costs, interest and other income (expense), foreign exchange gains and losses, gains and losses on derivative contracts, unrealized gains on investments, provisions for environmental matters, stock-based compensation, and provisional price gains and losses. Net debt is calculated as total debt, which consists of the liability balances for our Senior Notes, capital leases, and other notes payable, less the total of our cash and cash equivalents and short-term investments. Management believes that, when presented in conjunction with comparable GAAP measures, adjusted EBITDA and net debt to LTM adjusted EBITDA are useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles net loss and debt to adjusted EBITDA and net debt:

Dollars are in thousands	Three Months Ended		Twelve Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net loss	$(23,693)	$(28,967)	$(26,563)	$(28,520)
Plus: Interest expense, net of amount capitalized	10,925	9,589	40,944	38,012
Plus (Less): Income taxes	(5,217)	38,527	(6,701)	20,963
Plus: Depreciation, depletion and amortization	35,593	33,613	134,044	120,599
Plus: Exploration expense	8,086	5,888	35,695	23,510
Plus: Pre-development expense	1,272	1,387	4,887	5,448
Plus: Acquisition costs	389	—	10,045	25
Plus: Lucky Friday suspension-related costs	2,356	6,916	20,693	21,301
Plus/(Less): Loss (gain) on disposition of properties, plants, equipment, and mineral interests	581	(1,118)	(2,793)	(6,042)
Plus/(Less): Foreign exchange (gain) loss	(7,454)	(578)	(10,310)	9,680
Plus/(Less): Unrealized loss (gain) on derivative contracts	18	3,846	(7,936)	18,063
Plus/(Less): Provisional price loss (gain)	531	(178)	3,803	(742)
Plus: Provision for closed operations and environmental matters	2,133	1,129	6,090	4,508
Plus: Stock-based compensation	1,606	1,380	6,242	6,331
Plus: Unrealized loss on investments	355	174	2,816	247
Plus/(Less): Other	611	(508)	941	(1,526)
Adjusted EBITDA	$28,092	$71,100	$211,897	$231,857
Total debt			$545,934	$514,030
Less: Cash, cash equivalents and short-term investments			27,389	219,865
Net debt			$518,545	$294,165
Net debt/LTM adjusted EBITDA (non-GAAP)			2.4	1.3

Reconciliation of Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

This release refers to a non-GAAP measure of free cash flow, calculated as cash provided by operating activities, less additions to properties, plants, equipment and mineral interests and a one-time item for settlement of an insurance policy for reclamation of the Troy Mine. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles cash provided by operating activities to free cash flow:

	Hecla Consolidated				Greens Creek	Casa Berardi	Nevada Operations	San Sebastian	Lucky Friday [1]
Dollars are in thousands	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017	Twelve Months Ended December 31, 2018
Cash provided (used) by operating activities	$19,011	$41,763	$94,221	$115,878	$125,138	$82,853	$17,624	$5,401	$(4,611)
Less: Additions to properties, plants equipment and mineral interests	(53,648)	(27,648)	(136,933)	(98,038)	(40,882)	(39,684)	(32,587)	(6,219)	(14,236)
Free cash flow	$(34,637)	$14,115	$(42,712)	$17,840	$84,256	$43,169	$(14,963)	$(818)	$(18,847)

[1]	Cash used by operating activities for Lucky Friday includes $14.6 million for suspension costs incurred during the strike.

Reserves - 12/31/18(1)

Proven Reserves
	Tons	Silver	Gold	Lead	Zinc	Copper	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%		%	%	(000 oz)	(000 oz)	(Tons)	(Tons)	(Tons)
Greens Creek (2)	6	13.8	0.1	2.8	7	—	86	1	180	440	—
Lucky Friday (2)	4,230	15.4	—	9.6	4.1	—	65,234	—	406,080	174,630	—
Casa Berardi (3)	6,790	—	0.08	—	—	—	—	563	—	—	—
San Sebastian (2)	22	3.9	0.08	—	—	—	85	2	—	—	—
Fire Creek (2,4)	24	1.1	1.21	—	—	—	27	29	—	—	—
Hollister (2,5)	2	7.1	0.73	—	—	—	17	2	—	—	—
Total	11,074						65,448	596	406,260	175,070	—

Probable Reserves
	Tons	Silver	Gold	Lead	Zinc	Copper	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%		%	%	(000 oz)	(000 oz)	(Tons)	(Tons)	(Tons)
Greens Creek (2)	9,270	11.5	0.09	2.8	7.6	—	106,972	840	262,760	706,040	—
Lucky Friday (2)	1,387	11.4	—	7.6	3.7	—	15,815	—	104,720	50,640	—
Casa Berardi (3)	16,954	—	0.08	—	—	—	—	1,343	—	—	—
San Sebastian (2)	206	13.1	0.1	—	—	—	2,705	21	—	—	—
Fire Creek (2,4)	91	0.3	0.44	—	—	—	30	40	—	—	—
Hollister (2,5)	11	8.4	0.65	—	—	—	66	6	—	—	—
Total	27,919						125,588	2,250	367,480	756,680	—

Proven and Probable Reserves
	Tons	Silver	Gold	Lead	Zinc	Copper	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%		%	%	(000 oz)	(000 oz)	(Tons)	(Tons)	(Tons)
Greens Creek (2)	9,277	11.5	0.09	2.8	7.6	—	107,058	840	262,940	706,470	—
Lucky Friday (2)	5,617	14.4	—	9.1	4	—	81,049	—	510,800	225,260	—
Casa Berardi (3)	23,743	—	0.08	—	—	—	—	1,907	—	—	—
San Sebastian (2)	228	12.3	0.1	—	—	—	2,790	23	—	—	—
Fire Creek (2,4)	115	0.5	0.6	—	—	—	57	69	—	—	—
Hollister (2,5)	11	7.2	0.67	—	—	—	82	8	—	—	—
Total	38,991						191,036	2,846	773,740	931,730	—

(1) The term “reserve” means that part of a mineral deposit that can be economically and legally extracted or produced at the time of the reserve determination. The term “economically,” as used in the definition of reserve, means that profitable extraction or production has been established or analytically demonstrated to be viable and justifiable under reasonable investment and market assumptions. The term “legally,” as used in the definition of reserve, does not imply that all permits needed for mining and processing have been obtained or that other legal issues have been completely resolved. However, for a reserve to exist, Hecla must have a justifiable expectation, based on applicable laws and regulations, that issuance of permits or resolution of legal issues necessary for mining and processing at a particular deposit will be accomplished in the ordinary course and in a time frame consistent with Hecla’s current mine plans.
(2) Mineral reserves are based on $1200 gold, $14.50 silver, $0.90 lead, $1.15 zinc, unless otherwise stated.
(3) Mineral reserves are based on $1200 gold and a US$/CAN$ exchange rate of 1:1.33 Reserve diluted to an average of 34.7% to minimum width of 9.8 feet (3 m)
Reserves at Casa Berardi were determined by Jonathan Archambault-Giroux, P. Geo., Que., Real Parent, P.Geo. Que., and Alain Quenneville, P. Eng., Que. unless otherwise stated.
Open pit mineral reserves of the Principal Mine were estimated in September 2018 by Hecla Quebec and Mine Development Associates based on $1225 gold and a US$/CAN$ exchange rate of 1:3.
Hecla Mining Company, Principal Deposit Open Pit Mining Study - 2018
September 1, 2018, by Mine Development Associates, Thomas L. Dyer, P.E.
Open pit mineral reserves of the 160 and 134 Zones were estimated in January 2018 by Hecla Quebec and Mine Development Associates based on $1225 gold and a US$/CAN$ exchange rate of 1.3.
Hecla Mining, Casa Berardi 160 and 134 Zones, Open Pit Mining Study - 2017
January 12, 2018, by Mine Development Associates, Thomas L. Dyer, P.E.
Open pit mineral reserves of the West Mine Crown Pillar were estimated in January 2019 by Hecla Quebec and Mine Development Associates based on $1225 gold and a US$/CAN$ exchange rate of 1.3.
Hecla Mining Company, West Mine Crown Pillar Deposit, Open Pit Mining Study - 2018
January 10, 2019, by Mine Development Associates, Thomas L. Dyer, P.E.
Open pit mineral reserves of the East Mine Crown Pillar Expansion were estimated in August 2018 by Hecla Quebec and Mine Development Associates based on $1225 gold and a US$/CAN$ exchange rate of 1.3.
Hecla Mining Company, East Mine Crown Pillar Expansion, Open Pit Mining Study - 2018
August 22, 2018, by Mine Development Associates, Thomas L. Dyer, P.E.
(4) Recoveries at Fire Creek for gold and silver are 94% and 92%. Cutoff grade of 0.339 Au Equivalent oz/ton and incremental cutoff grade of 0.11 Au Equivalent oz/ton. Unplanned dilution of 10% to 17% included depending on mining method.
(5) Recoveries at Hollister for gold and silver are 87% and 80%. Cutoff grade of 0.396 Au Equivalent oz/ton and incremental cutoff grade of 0.07 Au Equivalent oz/ton. Unplanned dilution of 10% to 17% and 5% mining loss included.

Measured Resources
	Tons	Silver	Gold	Lead	Zinc	Copper	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%		%	%	(000 oz)	(000 oz)	(Tons)	(Tons)	(Tons)
Greens Creek (6)	339	9.5	0.11	2.6	9.4	—	3,233	36	8,800	31,700	—
Lucky Friday (6,7)	7,587	7.6	—	4.9	2.7	—	57,314	—	370,240	204,490	—
Casa Berardi (8)	1,952	—	0.15	—	—	—	—	299	—	—	—
San Sebastian (6,9)	—	—	—	—	—	—	—	—	—	—	—
Fire Creek (6,10)	64	0.7	0.92	—	—	—	47	58	—	—	—
Hollister (6,11)	104	4	0.92	—	—	—	420	96	—	—	—
Midas (6,12)	183	6.7	0.45	—	—	—	1,235	82	—	—	—
Heva (14)	5,480	—	0.06	—	—	—	—	304	—	—	—
Hosco (14)	33,070	—	0.04	—	—	—	—	1,296	—	—	—
Rio Grande Silver (15)	—	—	—	—	—	—	—	—	—	—	—
Star (16)	—	—	—	—	—	—	—	—	—	—	—
Total	48,778						62,249	2,172	379,040	236,190

Indicated Resources
	Tons	Silver	Gold	Lead	Zinc	Copper	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%		%	%	(000 oz)	(000 oz)	(Tons)	(Tons)	(Tons)
Greens Creek (6)	7,128	13.2	0.1	3.1	8.1	—	94,197	690	218,950	577,650	—
Lucky Friday (6,7)	2,498	8	—	5.2	2.5	—	20,049	—	128,830	61,480	—
Casa Berardi (8)	10,797	—	0.08	—	—	—	—	906	—	—	—
San Sebastian (6,9)	2,243	6.5	0.05	2.5	3.5	1.6	14,690	115	30,410	42,710	19,780
Fire Creek (6,10)	307	0.5	0.54	—	—	—	158	164	—	—	—
Fire Creek - Open Pit (13)	42,877	0.1	0.03	—	—	—	2,350	1,093	—
Hollister (6,11)	135	2.6	0.64	—	—	—	350	86	—	—	—
Midas (6,12)	722	4.5	0.37	—	—	—	3,228	267	—	—	—
Heva (14)	5,570	—	0.07	—	—	—	—	369	—	—	—
Hosco (14)	31,620	—	0.04	—	—	—	—	1,151	—	—	—
Rio Grande Silver (15)	516	14.8	—	2.1	1.1	—	7,620	—	10,760	5,820	—
Star (16)	1,126	2.9	—	6.2	7.4	—	3,301	—	69,900	83,410	—
Total	105,538						145,944	4,841	458,850	771,070	19,780

Measured & Indicated Resources
	Tons	Silver	Gold	Lead	Zinc	Copper	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%		%	%	(000 oz)	(000 oz)	(Tons)	(Tons)	(Tons)
Greens Creek (6)	7,467	13	0.1	3.1	8.2	—	97,430	726	227,740	609,350	—
Lucky Friday (6,7)	10,084	7.7	—	4.9	2.6	—	77,363	--	499,070	265,970	—
Casa Berardi (8)	12,749	—	0.09	—	—	—	—	1,205	—	—	—
San Sebastian (6,9)	2,243	6.5	0.05	2.5	3.5	1.6	14,690	115	30,410	42,710	19,780
Fire Creek (6,10)	371	0.6	0.6	—	—	—	205	222	—
Fire Creek - Open Pit (13)	42,877	0.1	0.03	—	—	—	2,350	1,093	—	—	—
Hollister (6,11)	239	3.2	0.76	—	—	—	770	182	—	—	—
Midas (6,12)	905	4.9	0.39	—	—	—	4,463	349	—	—	—
Heva (14)	11,050	—	0.06	—	—	—	—	672	—	—	—
Hosco (14)	64,690	—	0.04	—	—	—	—	2,447	—	—	—
Rio Grande Silver (15)	516	14.8	—	2.1	1.1	—	7,620	—	10,760	5,820	—
Star (16)	1,126	2.9	—	6.2	7.4	—	3,301	—	69,900	83,410	—
Total	154,316						208,193	7,012	837,880	771,070	19,780

Inferred Resources
	Tons	Silver	Gold	Lead	Zinc	Copper	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%		%	%	(000 oz)	(000 oz)	(Tons)	(Tons)	(Tons)
Greens Creek (6)	2,470	14.6	0.09	3	7.3	—	35,982	219	74,410	181,400	—
Lucky Friday (6,7)	2,861	8.7	—	6.3	2.6	—	24,809	—	181,180	74,430	—
Casa Berardi (8)	6,222	—	0.1	—	—	—	—	652	—	—	—
San Sebastian (6,17)	3,487	6.6	0.04	1.7	2.5	1.3	22,948	143	12,110	17,440	8,890
Fire Creek (6,10)	565	0.5	0.53	—	—	—	288	299	—	—	—
Fire Creek - Open Pit (13)	31,707	0.1	0.03	—	—	—	2,882	1,085	—	—	—
Hollister (6,11,18)	550	3.1	0.4	—	—	—	1,716	223	—	—	—
Midas (6,12)	573	3	0.34	—	—	—	1,723	198	—	—	—
Heva (14)	4,210	—	0.08	—	—	—	—	350	—	—	—
Hosco (14)	7,650	—	0.04	—	—	—	—	314	—	—	—
Rio Grande Silver (19)	3,078	10.7	0.01	1.3	1.1	—	33,097	36	40,990	34,980	—
Star (16)	3,157	2.9	—	5.6	5.5	—	9,432	—	178,670	174,450	—
Monte Cristo (20)	913	0.3	0.14	—	—	—	271	131	—	—	—
Rock Creek (21)	100,086	1.5	—	—	—	0.7	148,736	—	—	—	658,680
Montanore (22)	112,185	1.6	—	—	—	0.7	183,346	—	—	—	759,420
Total	279,714						465,229	3,648	487,360	482,700	1,426,990

Note: All estimates are in-situ except for the proven reserves at Greens Creek and San Sebastian which are in surface stockpiles. Resources are exclusive of reserves.
(6) Mineral resources are based on $1350 gold, $21 silver, $1.10 lead, $1.20 zinc and $3.00 copper, unless otherwise stated.
(7) Measured and indicated resources from Gold Hunter and Lucky Friday vein systems are diluted and factored for expected mining recovery.
(8) Measured, indicated and inferred resources are based on $1,350 gold and a US$/CAN$ exchange rate of 1:1.33 Underground resources are reported at a minimum mining width of 6.6 to 9.8 feet (2 m to 3 m)
Resources at Casa Berardi were determined by Jonathan Archambault-Giroux, P. Geo., Que., Real Parent, P.Geo. Que., and Alain Quenneville, P. Eng., Que. unless otherwise stated.
(9) Indicated resources reported at a minimum mining width of 5.9 feet (1.8 m) for Hugh Zone, Middle Vein, North Vein, and East Francine Vein and 4.9 feet (1.5 m) for Andrea Vein
San Sebastian lead, zinc and copper grades are for 1,224,900 tons of indicated resource within the Middle Vein and the Hugh Zone of the Francine Vein.
(10) Recoveries at Fire Creek for gold and silver are 94% and 92%. Au equivalent cutoff grade of 0.297 oz/ton. The minimum mining width is defined as four feet or the vein true thickness plus two feet, whichever is greater.
(11) Recoveries at Hollister for gold and silver are 87% and 80%. Au equivalent cutoff grade of 0.352 oz/ton. The minimum mining width is defined as four feet or the vein true thickness plus two feet, whichever is greater.
(12) Recoveries at Midas for gold and silver are 93% and 88% Au equivalent cutoff grade of 0.217 oz/ton. The minimum mining width is defined as four feet or the vein true thickness plus two feet, whichever is greater.
(13) Indicated and inferred open-pit resources for Fire Creek were calculated November 30, 2017 using recoveries for gold and silver of 65% and 30% for oxide material and 60% and 25% for mixed oxide-sulfide material.
Open pit resources are calculated at $1400 gold and $19.83 silver and cut-off grade of 0.01 Au Equivalent oz/ton and is inclusive of 10% mining dilution and 5% ore loss. Open pit mineral resources exclusive of underground mineral resources.
NI43-101 Technical Report for the Fire Creek Project, Lander County, Nevada; Effective Date March 31, 2018; prepared by Practical Mining LLC, Mark Odell, P.E. for Hecla Mining Company, June 28, 2018
(14) Measured, indicated and inferred resources were estimated in by GoldMinds Geoservices Inc. with effective date 12-July-2013, and are based on $1,300 gold and a US$/CAN$ exchange rate of 1:1.
The resources are in-situ without dilution and material loss.
NI43-101 Technical Report, Mineral Resource Update, Heva-Hosco Gold Projects, Rouyn-Noranda, Quebec, Hecla Quebec, December 2013
Prepared by: Claude Duplessis, Eng. Project Manager - GoldMinds Geoservices Inc.; Maxime Dupéré, P.Geo - SGS Canada Inc. (Geostat)
(15) Indicated resources reported at a minimum mining width of 6.0 feet for Bulldog; resources based on $26.5 Ag, $0.85 Pb, and $0.85 Zn
(16) Indicated and Inferred resources reported using $21 silver, $0.95 lead, $1.10 lead minimum mining width of 4.3 feet.
(17) Inferred resources reported at a minimum mining width of 5.9 feet (1.8 m) for Hugh Zone, Middle Vein, North Vein, and East Francine Vein and 4.9 feet (1.5 m) for Andrea Vein
San Sebastian lead, zinc and copper grades are for 702,600 tons of inferred resource within the Middle Vein and the Hugh Zone of the Francine Vein.
(18) Inferred resources for the Hatter Project at the Hollister Mine calculated using recoveries for gold and silver of 82.7% and 71.8% and an Au equivalent cutoff grade of 0.27 oz/ton
(19) Inferred resources reported at a minimum mining width of 6.0 feet for Bulldog, 5.0 feet for Equity & North Amethyst veins; resources based on $1400 Au, $26.5 Ag, $0.85 Pb, and $0.85 Zn.
(20) Inferred resource reported at a minimum mining width of 5.0 feet; resources based on $1400 Au, $26.5 Ag.
(21) Inferred resource at Rock Creek reported at a minimum thickness of 15 feet and adjusted given mining restrictions as defined by U.S. Forest Service, Kootenai National Forest in the June 2003 'Record of Decision, Rock Creek Project'.

(22) Inferred resource at Montanore reported at a minimum thickness of 15 feet and adjusted given mining restrictions defined by U.S. Forest Service, Kootenai National Forest, Montana DEQ in December 2015 'Joint Final EIS, Montanore Project' and the February 2016 U.S. Forest Service - Kootenai National Forest 'Record of Decision, Montanore Project'.

CONTACT:
Mike Westerlund
Vice President - Investor Relations
800-HECLA91 (800-432-5291)
Investor Relations
Email: hmc-info@hecla-mining.com
Website: www.hecla-mining.com